Exhibit 10.2

VAREX IMAGING CORPORATION

2020 Omnibus Stock Plan

RESTRICTED STOCK UNIT AGREEMENT

Varex Imaging Corporation (the “Company”) hereby awards to the designated employee (the “Employee”), Restricted Stock Units under the Company’s 2020 Omnibus Stock Plan (the “Plan”). The Restricted Stock Units awarded under this Restricted Stock Unit Agreement (the "Agreement") consist of the right to receive shares of common stock of the Company (“Shares”). The Grant Date is the date of this Agreement (the “Grant Date”). Subject to the provisions of Appendix A of this Agreement ("Appendix A") (attached), which includes the Country-Specific Addendum, of the Employee’s Clawback Agreement, and of the Plan, the principal features of this award are as follows:

Total Number of Restricted Stock Units: See “Grant Summary” page on the service provider web-site.

Scheduled Vesting Dates:	Number of Restricted Stock Units
See “Grant Summary” page on the service provider web-site.	See “Grant Summary” page on the service provider web-site.

Your acceptance of this award online at the service provider web-site or, when provided, your signature of a copy of this Agreement, indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A, which includes the Country-Specific Addendum, your Clawback Agreement and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units covered by this award is contained in Paragraphs 2 through 5 of Appendix A.

PLEASE BE SURE TO READ ALL OF APPENDIX A, YOUR CLAWBACK AGREEMENT AND THE PLAN, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT. YOU CAN REQUEST A COPY OF THE PLAN BY CONTACTING THE CORPORATE HUMAN RESOURCES OFFICE IN SALT LAKE CITY, UTAH.

VAREX IMAGING CORPORATION		EMPLOYEE

By:
	Title:	[NAME]

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

1.          Award. The Company hereby awards to the Employee under the Plan as a separate incentive in connection with his or her employment, and not in lieu of any salary or other compensation for his or her services, an award of [INSERT NUMBER] Restricted Stock Units on the date hereof, subject to all of the terms and conditions in this Agreement and the Plan.

2.          Vesting Schedule. Except as provided in Paragraphs 3 and 5, the Restricted Stock Units subject to this Agreement shall vest as to the schedule disclosed on the service provider web-site. Restricted Stock Units shall not vest in accordance with any of the provisions of Paragraph 2 if the Employee has had a Termination of Service prior to the applicable Vesting Date.

3.          Committee Discretion. The Committee, in its absolute discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time. If so accelerated, such Restricted Stock Units shall be considered as having vested as of the date specified by the Committee.

4.          Forfeiture and Other Remedies.

(a)         Except as provided in Paragraphs 2, 3, and 5 and notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units which have not vested at the time of the Employee’s Termination of Service shall thereupon be forfeited. For the avoidance of doubt and for purposes of these Restricted Stock Units only, Termination of Service will not be extended by any notice period or “garden leave” that may be required contractually or under applicable laws, unless otherwise determined by the Company in its sole discretion.

(b)        The Restricted Stock Units granted hereunder shall be subject to the forfeiture, recapture and other remedial provisions as provided in the Employee’s Clawback Agreement.

5.          Death or Disability of Employee. In the event of the Employee's death or Termination of Service on account of Disability, each Vesting Date of the Restricted Stock Units subject to this Agreement shall fully accelerate at the time of the Employee's death or Termination of Service on account of Disability, respectively. Any distribution or delivery to be made to the Employee under this Agreement shall, if the Employee is then deceased, be made to the Employee’s designated beneficiary, or if either no beneficiary survives the Employee or the Committee does not permit beneficiary designations, to the administrator or executor of the Employee’s estate. Any designation of a beneficiary by the Employee shall be effective only if such designation is made in a form and manner acceptable to the Company. Any transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6.          Settlement of Restricted Stock Units; Dividend Equivalents.

(a)          Status as a Creditor. Unless and until the Restricted Stock Units have vested in accordance with Paragraph 2, 3 or 5 above, the Employee will have no settlement right with respect to any Restricted Stock Units. Prior to settlement of any vested Restricted Stock Units, the vested Restricted Stock Units will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Employee is an unsecured general creditor of the Company, and settlement of Restricted Stock Units is subject to the claims of the Company’s creditors.

(b)         Form and Timing of Settlement. Restricted Stock Units will automatically be settled in the form of Shares upon the applicable vesting of the Restricted Stock Units pursuant to Paragraph 2, 3 or 5 above, or as soon as administratively practicable thereafter, provided that such Shares will be issued no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Shares underlying the vested Restricted Stock Units are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d). Fractional Shares will not be issued upon the vesting of Restricted Stock Units. Where a fractional Share would be owed to the Employee upon the vesting of Restricted Stock Units, a cash payment equivalent will be paid in place of any such fractional Share using the Fair Market Value on the relevant settlement date. No cash will be issued with respect to the Restricted Stock Units except as described in the preceding sentence with respect to fractional Shares.

(c)          Dividend Equivalents. Restricted Stock Units will accrue dividend equivalents in the event cash dividends are paid with respect to the Shares having a record date on or after the Grant Date and prior to the date on which the Restricted Stock Units are settled. Such dividend equivalents will be converted into cash and paid, if at all, at the same time and otherwise under the same terms and conditions as apply to the underlying Restricted Stock Units.

7.          Tax Liability and Withholding. As a condition to the grant, vesting and settlement of the Restricted Stock Units, regardless of any action the Company or any Subsidiary or Affiliate takes with respect to any applicable taxes or tax withholdings, social contributions, required deductions, or other payments, if any (collectively, the “Tax-Related Items”), the Employee hereby acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Employee is and remains the Employee’s responsibility and that the Company and its Subsidiaries and Affiliates (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the award of the Restricted Stock Units, the vesting of the Restricted Stock Units, the issuance of Shares in settlement of the Restricted Stock Units, the subsequent sale of Shares acquired at vesting and the receipt of and settlement of any dividend equivalents; and (b) do not commit to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items. The Employee also agrees that he or she will not make any claim against the Company, or any of its Directors, Employees or Subsidiaries or Affiliates related to tax liabilities arising from the Restricted Stock Units. Prior to the relevant taxable event, the Employee hereby acknowledges and agrees that the Company and any Subsidiary or Affiliate shall satisfy all their obligations, if any, related to the Tax-Related Items by withholding all or a portion of any Shares that otherwise would be issued to the Employee upon settlement of the vested Restricted Stock Units; provided however, that the Company and any Subsidiary or Affiliate may limit the amounts withheld to the amount necessary to satisfy their minimum tax withholding obligations. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. The Employee hereby acknowledges that the Employee will not receive a refund in cash or Shares from the Company or any Subsidiary or Affiliate with respect to any withheld Shares, whose value exceeds their withholding obligations for Tax-Related Items, and such excess amount will be included in the taxes that the Company and any Subsidiary or Affiliate will pay to the applicable tax authorities on your behalf. The Employee must pay to the Company or any Subsidiary or Affiliate any amount of Tax-Related Items that the Company or any Subsidiary or Affiliate may be required to withhold that cannot be satisfied by the means previously described. The Company or any Subsidiary or Affiliate may refuse to deliver the Shares to the Employee if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items. The Employee further acknowledges and agrees that the Employee is solely responsible for filing all relevant documentation that may be required in relation to the Restricted Stock Units or any Tax-Related Items other than filings or documentation that is the specific obligation of the Company or any Subsidiary or Affiliate pursuant to applicable law, such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or settlement of the Restricted Stock Units, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends or dividend equivalents. The Employee also understands that applicable laws may require varying Share or Restricted Stock Unit valuation methods for purposes of calculating Tax-Related Items, and the Company and its Subsidiaries and Affiliates assume no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of the Employee under applicable laws. Further, if the Employee has become subject to Tax-Related Items in more than one jurisdiction, the Employee acknowledges that the Company or any Subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

8.          Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee shall have any of the rights or privileges of a stockholder of the Company in respect of any Restricted Stock Units (whether vested or unvested) unless and until such Restricted Stock Units are settled in Shares and certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee. After such issuance, recordation and delivery, the Employee shall have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9.          Acknowledgments. The Employee acknowledges and agrees to the following:

•	The Plan is discretionary in nature and the Committee may amend, suspend, or terminate it at any time;

•	The grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of the Restricted Stock Units even if the Restricted Stock Units have been granted repeatedly in the past;

•	All determinations with respect to such future Restricted Stock Units, if any, including but not limited to, the times when the Restricted Stock Units shall be granted or when the Restricted Stock Units shall vest, will be at the sole discretion of the Committee;

•	The Employee’s participation in the Plan is voluntary;

•	The value of the Restricted Stock Units is an extraordinary item of compensation, which is outside the scope of the Employee’s employment contract (if any), except as may otherwise be explicitly provided in the Employee’s employment contract (if any);

•	The Restricted Stock Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits;

•	The future value of the Shares is unknown and cannot be predicted with certainty;

•	No claim or entitlement to compensation or damages arises from the termination of the Award or diminution in value of the Restricted Stock Units or Shares, and the Employee irrevocably releases the Company and its Subsidiaries or Affiliates from any such claim that may arise;

•	Neither the Plan nor the Restricted Stock Units shall be construed to create an employment relationship where any employment relationship did not otherwise already exist;

•	Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue to be employed by the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company or the Subsidiary or Affiliate, which are hereby expressly reserved, to terminate the employment of the Employee under applicable law;

•	The transfer of employment of the Employee between the Company and any one of its Subsidiaries or Affiliates (or between Subsidiaries or Affiliates) shall not be deemed a Termination of Service;

•	Nothing herein contained shall affect the Employee’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Subsidiary or Affiliate;

•	The Company is not obligated, and will have no liability for failure to issue or deliver any Shares upon vesting of the Restricted Stock Units unless such issuance or delivery would comply with the applicable laws, with such compliance determined by the Company in consultation with its legal counsel. Furthermore, the Employee understands that the applicable laws of the country in which the Employee is residing or working at the time of grant and/or vesting of the Restricted Stock Units (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the settlement of the Restricted Stock Units and neither the Company nor any Subsidiary or Affiliate assumes liability in relation to the Restricted Stock Units in such case. The Restricted Stock Units may not be settled until such time as the Plan has been approved by the holders of capital stock of the Company, or if the issuance of such Shares would constitute a violation of any applicable laws, including any applicable U.S. federal or state securities laws or any other law or regulation. As a condition to the settlement of the Restricted Stock Units, the Company may require the Employee to make any representation and warranty to the Company as may be required by the applicable laws.

•	The Employee understands and agrees that unless otherwise permitted by the Company, any cross-border cash remittance made to transfer proceeds received upon the sale of Shares my need to be made through a locally authorized financial institution or registered foreign exchange agency and may require the Employee to provide to such entity certain information regarding the transaction. Moreover, the Employee understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and may decrease in value, even below the fair market value on the Grant Date. The Employee understands that neither the Company nor any Subsidiary or Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Subsidiary or Affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Restricted Stock Units (or the calculation of income or Tax-Related Items thereunder).

10.        Changes in Stock. In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Company’s common stock shall be increased, reduced or otherwise changed, the Restricted Stock Units shall be properly adjusted.

11.        Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 1678 S. Pioneer Rd. Salt Lake City, UT 84104, USA or at such other address as the Company may hereafter designate in writing.

12.        Restrictions on Transfer. Except as provided in Paragraph 5 above, this award and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this award, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this award and the rights and privileges conferred hereby immediately shall become null and void. Regardless of whether the transfer or issuance of the Shares to be issued pursuant to this Agreement has been registered under the 1933 Act or has been registered or qualified under the securities laws of any state or other jurisdiction, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the 1933 Act, the securities laws of any state, or any other law. Stock certificates evidencing the Shares issued pursuant to this Agreement, if any, may bear such restrictive legends as the Company and the Company’s counsel deem necessary under applicable laws or pursuant to this Agreement.

13.        Binding Agreement. Subject to the limitation on the transferability of this award contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14.        Conditions for Issuance of Certificates for Stock. The Shares deliverable to the Employee upon settlement of vested Restricted Stock Units may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the approval or other clearance from any state or federal governmental regulatory body, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the Vesting Date as the Committee may establish from time to time for reasons of administrative convenience.

15.        Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan.

16.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of Utah and agree that any such litigation shall be conducted only in the courts of Utah or the federal courts of the United States located in Utah and no other courts.

17.        Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

18.        Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the Restricted Stock Units and the Shares subject to the Restricted Stock Units and on any other award or Shares acquired under the Plan, or take any other action, to the extent the Company determines it is necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan. The Employee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, the Employee acknowledges that the applicable laws of the country in which the Employee is residing or working at the time of grant, vesting and settlement of the Restricted Stock Units or the sale of Shares received pursuant to the Restricted Stock Units (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Employee to additional procedural or regulatory requirements that the Employee is and will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to the Country-Specific Addendum (the “Addendum”) attached hereto, which forms part of this Agreement. Notwithstanding any provision herein, the Employee’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. The Employee also understands and agrees that if he works, resides, moves to, or otherwise is or becomes subject to applicable laws or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him as from the Grant Date, unless otherwise determined by the Company in its sole discretion.

19.        Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20.        Severability. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

21.        Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

22.         Amendment, Suspension or Termination of the Plan. By accepting this award, the Employee expressly warrants that he or she has received a right to an equity based award under the Plan, and has received, read, and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

23.        Compliance with Laws and Regulations. The Employee understands that the vesting of the Restricted Stock Units under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company (or any Subsidiary or Affiliate) and the Employee with all applicable requirements under the laws, rules, and regulations of the country of which the Employee is a resident. Furthermore, the Employee agrees that he or she will not acquire Shares pursuant to the Plan except in compliance with all under the laws, rules, and regulations of the country of which the Employee is a resident.

24.        Authorization to Release and Transfer Necessary Personal Information. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and the Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that the Company and the Subsidiaries or Affiliates may hold certain personal information about the Employee including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all Restricted Stock Units or any other entitlement to Shares awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Employee’s participation in the Plan (the “Data”). The Employee understands that the Data may be transferred to the Company or any of the Subsidiaries or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Employee’s country. The Employee further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Restricted Stock Units, and his or her ability to participate in the Plan.

25.        Electronic Delivery: By executing this Agreement, whether in writing or by electronic means, the Employee consents to the electronic delivery of the Plan documents, this Agreement and any other Company-related documents.

26.        Electronic Execution: The Company may request that, in certain countries, Employee execute this Agreement electronically via a link to a Company intranet or the internet site of a third party involved in administering the Plan or via electronic mail or such other means as may be specified by the Company. Electronic execution of this Agreement shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Employee and the Company to all of the terms and conditions set forth in the Plan and this Agreement.

27.        Execution of this Agreement: Execution of this Agreement, whether in writing or electronic, shall have the same binding effect and shall fully bind Employee and the Company to all of the terms and conditions set forth in this Agreement and the Plan.

28.        Communication. To the extent the Employee has been provided with a copy of this Agreement, the Plan, or any other documents relating to the Restricted Stock Units in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.